Exhibit 10.2

July 5, 2017

Keith Manbeck

c/o Whole Foods Market, Inc.

550 Bowie Street

Austin, Texas 78703

Re:  Section 280G of the Internal Revenue Code

Dear Keith:

Reference is made to the offer letter, dated May 2, 2017 (the “Offer Letter”), by and between Whole Foods Market, Inc. (the “Company”) and you; and the change of control letter agreement, dated as of June 14, 2017, by and between the Company and you (the “COC Letter”).

The Company and you hereby agree as follows:

Reduced Payments.  Anything in the Offer Letter or COC Letter to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject you to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the COC Letter (the “Letter Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).  The Letter Payments shall be so reduced only if the Accounting Firm determines that you would have a greater Net After-Tax Receipt of aggregate Payments if the Letter Payments were so reduced.  If the Accounting Firm determines that you would not have a greater Net After-Tax Receipt of aggregate Payments if the Letter Payments were so reduced, you shall receive all Letter Payments to which you are entitled thereunder.

Determination of Reduction.  If the Accounting Firm determines that aggregate Letter Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give you notice to that effect and a copy of the detailed calculation thereof.  In the case of a reduction in the Letter Payments, the Letter Payments will be reduced in the following order:  (i) payments that are payable in cash that are valued at full value under Treasury Regulation § 1.280G-1, Q&A-24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation § 1.280G-1, Q&A-24(a), with the highest values reduced first (as such values are determined under Treasury Regulation § 1.280G-1, Q&A-24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation § 1.280G-1, Q&A-24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation § 1.280G-1, Q&A-24, with the highest values reduced first (as such values are determined under Treasury Regulation § 1.280G-1, Q&A-24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced on a pro rata basis.  Any reductions made pursuant to each of clauses (i)—(v) above will be made in the following manner:  first, a pro rata reduction of cash payments and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.  All determinations made by the Accounting Firm under this letter agreement shall be binding upon the Company and you, and shall be made as soon as reasonably practicable and in no event later than 15 business days following the date of your termination of employment.  For purposes of reducing the Letter Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the COC Letter (and no other Payments) shall be reduced.  All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

Reasonable Compensation.  The Company and you shall cooperate in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by you (including, without limitation, you agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on, or after the date of a change in ownership or control of the Company (within the meaning of Treasury Regulation § 1.280G-1, Q&A-2(b))), such that payments in respect of such services may be considered reasonable compensation within the meaning of Treasury Regulation § 1.280G-1, Q&A-9 and Q&A-40 to Q&A-44 and/or exempt from the definition of the term “parachute payment” within the meaning of Treasury Regulation, § 1.280G-1, Q&A-2(a) in accordance with Treasury Regulation, § 1.280G-1, Q&A-5(a).

Certain Definitions.  For purposes of this letter agreement, the following definitions have the meanings set forth below:

“Accounting Firm” means a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change of Control (as defined in the Whole Foods Executive Retention Plan and Non-Compete Arrangement as in effect on the date hereof) for purposes of making the applicable determinations hereunder, which firm shall not, without your consent, be a firm serving as accountant or auditor for the individual, entity, or group effecting the Change of Control.

“Net After-Tax Receipt” means the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to you in the relevant tax year(s).

“Parachute Value” of a Payment means the present value as of the date of the “change in ownership or control” for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to the Offer Letter, COC Letter, or otherwise.

“Safe Harbor Amount” means 2.99 times your “base amount,” within the meaning of Section 280G(b)(3) of the Code.

Miscellaneous.  This letter agreement may not be amended or modified except by an agreement in writing signed by you and the Company.  This letter agreement shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this letter agreement if no succession had taken place.  The term “Company,” as used in this letter, shall mean the Company as defined above and any successor or assignee to the business or assets that by reason hereof becomes bound by this letter.  This letter shall be governed by, and construed in accordance with, the laws of the State of Texas without reference to conflict of law rules.

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If you have any questions, please feel free to contact me.

[Signature Page Follows]

Please confirm your agreement to the foregoing by executing this letter agreement as indicated below.

Sincerely,

WHOLE FOODS MARKET, INC.

By:	/s/ Glenda Flanagan
Name: Glenda Flanagan
Title: Executive Vice President and Senior Advisor

Acknowledged and Agreed:

/s/ Keith Manbeck
Keith Manbeck

[Signature Page to Section 280G Letter Agreement]